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                                                                   Exhibit 10.18

                          SECOND AMENDED AND RESTATED
                          CHANGE IN CONTROL AGREEMENT


          SECOND AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT, dated as of the ____ day of __________, 1996 (this "Agreement"), between Rykoff-Sexton, Inc., a Delaware corporation (the "Company"), and Mark Van Stekelenburg (the "Executive").

                                  WITNESSETH:
                                  ----------

          WHEREAS, the Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the growth and success of the Company and its subsidiaries has been substantial;

          WHEREAS, the Board has determined that it is appropriate and in the best interests of the Company and its stockholders to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties;

          WHEREAS, the Company and the Executive have entered into the Amended and Restated Change in Control Agreement, dated as of October 12, 1993 (the "Prior Change in Control Agreement");

          WHEREAS, the Prior Change in Control Agreement includes provisions defining the term "Change in Control";

          WHEREAS, pursuant to an Agreement and Plan of Merger dated __________, 1996 (the "Merger Agreement") by and among the Company, US Foodservice Inc., a Delaware corporation ("USFS"), and USF Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company ("Acquisition"), as of the
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date hereof, USFS will be merged with and into Acquisition, with Acquisition as the surviving entity (the "Merger");

          WHEREAS, consummation of the Merger by and among the Company, USFS and Acquisition as described in the Merger Agreement would result in the occurrence of a "Change in Control", as defined in the Prior Change in Control Agreement;

          WHEREAS, the Company and the Executive desire that neither the transactions effected pursuant to the Merger Agreement nor certain other transactions in the future result in a Change in Control, as so defined; and

          WHEREAS, the Company and the Executive desire to make certain administrative changes to the Prior Change in Control Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and in further consideration of services performed and to be performed by the Executive for the Company, the Company and the Executive do hereby amend and restate the Amended and Restated Change in Control Agreement in its entirety as follows:

     1. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms have the meanings indicated:

          (a) CHANGE IN CONTROL. A "Change in Control" of the Company shall occur if:
                 (i) any person (as defined in Sections 3(a)(9) and 13(d)(3) of the '34 Act) ("Person") (other than an Excluded Person (as hereinafter defined)) becomes the "beneficial owner" (as defined in Rule 13d-3

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          promulgated pursuant to the '34 Act), directly or indirectly, of 25%
          or more of combined voting power of the Company's then outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Securities") other than pursuant to an Excepted Transaction (as hereinafter defined); or

                 (ii) the occurrence within any twelve-month period during the term of the Agreement of a change in the Board with the result that the Incumbent Members do not constitute a majority of the Board.

               "Excluded Person" shall mean (x) Merrill Lynch Capital Partners, Inc., Merrill Lynch Capital Appreciation Partnership No. B-XVIII, L.P., Merrill Lynch Kecalp L.P. 1994, ML Offshore LBO Partnership No. B-XVIII, ML IBK Positions, Inc., MLCP Associates L.P. No. II, MLCP Associates L.P. No. IV, Merrill Lynch Kecalp L.P. 1991, Merrill Lynch Capital Appreciation Partnership No. XIII, L.P., ML Offshore LBO Partnership No. XIII, ML Employees LBO Partnership No. I, L.P., Merrill Lynch Kecalp L.P. 1987, and Merchant Banking L.P. No. II (each, an "ML Entity" and collectively the "ML Entities"), if the ML Entities shall have executed a written agreement with the Company (and approved by the Company's Board of Directors) on or prior to the date on which the ML Entities (together with its Affiliates) became the beneficial owner of 25% or more of the shares of Voting Securities then outstanding

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          (the "Standstill Agreement"), which Standstill Agreement imposes one or more limitations on the amount of the ML Entities' beneficial ownership of shares of Common Stock, and if, and so long as, such Standstill Agreement (or any amendment thereto approved by the Company's Board of Directors by the vote of a majority of the Present Directors) continues to be in effect and binding on the ML Entities and the ML Entities are in compliance (as determined by the Company's Board of Directors in its discretion by the vote of a majority of the Present Directors) with the terms of such Standstill Agreement (including any such amendment); or (y) any other Person acquiring Voting Securities from an ML Entity if (i) such Voting Securities were acquired by an ML Entity pursuant to the transactions contemplated by the Letter of Intent dated December 5, 1995 ("Letter of Intent") from the Company to US Foodservice Inc. ("Excluded Shares") and (ii) if, prior to such acquisition by such other Person, a majority of the Present Directors has expressly determined in good faith that such acquisition is not a "Change in Control" for purposes of this Agreement ("ML Successor"); provided, however, that an Excluded Person shall cease to be such and a Change in Control shall occur if either
          (A) the Chief Executive Officer of the Company immediately prior to the execution of the Letter of Intent ceases to constitute the Chief

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          Executive Officer of the Company (or any successor to the Company)
          immediately following the consummation of the merger contemplated thereby and throughout the twelve-month period thereafter (unless such Chief Executive Officer ceases to constitute the Chief Executive Officer of the Company by reason of death, Disability (as defined in such Chief Executive Officer's Employment Agreement with the Company, as it may be amended and restated from time to time (the "Employment Agreement")), termination for Cause (as defined in the Employment Agreement) or voluntary termination by such Chief Executive Officer under circumstances that are not treated as an involuntary termination under the Employment Agreement), or (B) the directors of the Company in office immediately prior to the execution of the Letter of Intent, together with any successors of such directors (provided that any such successors qualify as Present Directors), cease to constitute at least a majority of the Board immediately after the consummation of the merger contemplated thereby and throughout the twelve-month period thereafter.

               "Excepted Transaction" shall mean any transaction (other than the acquisition of the Excluded Shares by the ML Entities) initiated by the Company in which (A) the Chief Executive Officer of the Company immediately prior to such transaction constitutes the

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          Chief Executive Officer of the Company, or the surviving, ultimate parent or other controlling corporation or other entity, if any, resulting from any merger, consolidation, reorganization or sale or transfer of assets of the Company effected pursuant to such transaction ("Resulting Corporation") immediately following the transaction and throughout the twelve-month period thereafter, and (B) the directors of the Company in office immediately prior to the transaction (the "Directors") constitute at least a majority of the Board or the Board of Directors of the Resulting Corporation immediately after such transaction and throughout the twelve-month period thereafter.

               "Present Director" shall mean a member of the Board who (1) is not designated as a member of the Board by any ML Entity or ML Successor, (2) does not otherwise have any agreement, arrangement or understanding with any ML Entity or ML Successor for the purpose of serving as a member of the Board, and (3) is not an Affiliate or an Associate (as hereinafter defined) of any ML Entity or ML Successor.

               "Affiliate" and "Associate" shall have the meanings set forth in Rule 12b-2 of the '34 Act.

               The Board shall have the power to determine, for purposes of this Agreement, on the basis of information known to the Board (a) by a vote taken in good faith by

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          a majority of Present Directors, (1) whether any Person is an Excluded
          Person, (2) the percentage of the Company's Voting Securities beneficially owned by an Excluded Person, and (3) any determination to be made pursuant to clause (x) of the definition of Excluded Person, and (b) by a vote taken in good faith by a majority of all Directors, whether a transaction is an Excepted Transaction. Any such determination shall be conclusive and binding for all purposes of this Agreement.

          (b) CODE. "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (c) DATE OF TERMINATION. "Date of Termination" shall mean the date on which the Executive's employment is terminated by the Company or the Executive.

          (d) INCUMBENT MEMBERS. "Incumbent Members" in respect of any twelve-month period shall mean the members of the Board on the date immediately preceding the commencement of such twelve-month period, provided that any person becoming a Director during such twelve-month period whose election or nomination for election was supported by a majority of the Directors who, on the date of such election or nomination for election, comprised the Incumbent Members shall be considered one of the Incumbent Members in respect of such twelve-month period.

          (e) '34 ACT. "'34 Act" shall mean the Securities Exchange Act of 1934, as amended.

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     2.   TERM.  This Agreement shall commence on the date first above written and shall continue in effect until September 12, 1998; provided, however, that on September 12, 1996 and on each September 12 (the "anniversary date") thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than 90 days prior to such anniversary date, the Company shall have given the Executive written notice that the Company does not wish to extend the term of this Agreement (by way of illustration, on September 12, 1996, assuming no notice to the contrary has been given, the term will automatically be extended to September 12, 1999); and provided further that this Agreement shall continue in effect beyond the term provided herein if such continuation is provided for in a contract of employment between the Company and the Executive, or if a Change of Control shall have occurred during such term or if any obligation of the Company hereunder remains unpaid as of such time.

     3. SEVERANCE COMPENSATION UPON A CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT. If (a) a Change in Control of the Company shall have occurred while the Executive is an employee of the Company, and (b) within two (2) years from the date of such Change in Control (i) the Company shall terminate the Executive's employment for any or no reason (except for the death of the Executive) or (ii) the Executive shall elect to terminate his employment for any or no reason, then

          (A) the Company shall pay the Executive any earned and accrued but unpaid installment of base salary through

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     the Date of Termination at the rate in effect on the Date of Termination and all other unpaid amounts to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Company, including, without limitation, all accrued vacation time; all such payments shall be made in a lump sum on or before the fifth day following the Date of Termination;

          (B) in addition to any amounts payable to the Executive for periods subsequent to the Date of Termination pursuant to any written employment agreement between the Company and the Executive, the Company shall pay to the Executive an amount equal to the product of (i) the sum of
     (a) the Executive's annual base salary in effect as of the Date of Termination and (b) the amount that otherwise would be earned under the Senior Management Incentive Plan and any other executive compensation plan in which the Executive is then participating for the year in which such Date of Termination occurs (assuming all such funds under such plan had been earned) and (ii) the number 2.99; such payment shall be made in a lump sum on or before the fifth calendar day following the Date of Termination;

          (C) for a period of not less than twenty-four (24) months following the Executive's Date of Termination, the Company will reimburse the Executive for all reasonable expenses incurred by him (but not including any arrangement by which the Executive prepays expenses for a period of greater than thirty (30) days) in seeking employment with

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     another employer including the fees of a reputable outplacement organization;

          (D)   if the payment provided under paragraph (B) above (the
     "Contract Payment") or any other portion of the Total Payments (as defined below) will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Company shall pay the Executive on or before the fifth calendar day following the Date of Termination, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Control Payment and such other Total Payments and any federal and state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Control Payment and such other Total Payments. For purposes of determining whether any of the payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive's termination of employment, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, its successors, any person whose actions result in a Change in Control of the Company or any corporation affiliated (or which, as a result of the completion of a transaction causing a Change in Control, will become affiliated) with the Company within the meaning of Section 1504 of the Code (together with the Control

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     Payment, the "Total Payments") shall be treated as "parachute payments"
     within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code either in their entirety or in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Total Payments or (b) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i), above), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the

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     highest marginal rate of taxation in the state and locality of the
     Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive of such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(d) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall made an additional gross-up payment in respect of such excess at the time that the amount of such excess is finally determined; and

          (E) the Company shall maintain in full force and effect for two (2) years following the Executive's Date of

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     Termination, for the continued benefit of the Executive, all employee welfare benefit plans and prerequisite programs in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall, at its sole cost and expense, arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

     4. NO OBLIGATIONS TO MITIGATE DAMAGES; NO EFFECT ON OTHER CONTRACTUAL RIGHTS. (a) The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

     (b) The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under any benefit plan, incentive plan or securities plan, employment agreement or other contract, plan or arrangement.

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     5.   SUCCESSOR TO THE COMPANY.  (a) The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 5 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. If at any time during the term of the Agreement the Executive is employed by any corporation, a majority of the voting securities of which is then owned by the Company, "Company" as used in this Agreement shall in addition include such employer. In such event, the Company agrees that it shall pay or shall cause such employer to pay any amounts owed to the Executive pursuant to
Section 3 hereof.

     (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's

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devisee, legatee, or other designee or, if there be no such designee, to the
Executive's estate.

     6. NOTICE. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

          If to the Company:

          Rykoff-Sexton, Inc.
          1050 Warrenville Road
          Lisle, Illinois  60532
          Attn: General Counsel

          If to the Executive:

          Mr. Mark Van Stekelenburg
          34 Deverell Drive
          North Barrington, Illinois 60010

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     7. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof

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have been made by either party which are not set forth expressly in this
Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     8. VALIDITY. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     10. FEES AND EXPENSES. The Company shall pay all reasonable fees and expenses (including attorneys' fees) that the Executive may incur as a result of the Company's contesting the validity, enforceability or the Executive's interpretation of, or determinations under, this Agreement.

     11. CONFIDENTIALITY. The Executive shall retain in confidence any and all confidential information known to the Executive concerning the Company and its business so long as such information is not otherwise publicly disclosed.

     12. COMPANY'S RIGHT TO TERMINATE. Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the Executive has a written employment agreement with the Company, the Company may terminate the Executive's employment at any time, for any reason or no reason, and no provision contained herein shall affect the Company's ability to terminate the Executive's employment at any time, with or without cause.

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Nothing in this Agreement shall in any way require the Company to provide any of the benefits specified in this Agreement prior to a Change in Control, nor shall this Agreement be construed in any way to establish any policies or other benefits for the Executive or any other employee of the Company whose employment with the Company is terminated prior to a Change in Control.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


Attest:                               RYKOFF-SEXTON, INC.


    /S/  ROBERT J. HARTER, JR.               /S/  RICHARD J. MARTIN
By: ______________________________    By: _________________________________
         Robert J. Harter, Jr.                    Richard J. Martin
    Senior Vice President - Human         Senior Vice President and Chief
    Resources and General Counsel         Financial Officer



                                          /s/  MARK VAN STEKELENBURG
                                      _____________________________________
                                               Mark Van Stekelenburg

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